Exhibit 99.1

            Schnitzer Steel Reports First Quarter Earnings

    PORTLAND, Ore.--(BUSINESS WIRE)--Jan. 9, 2006--Schnitzer Steel Industries, Inc. (Nasdaq:SCHN) today reported net income of $42 million, or $1.34 per diluted share, for the fiscal 2006 first quarter ended November 30, 2005. Included in net income was a gain of $34 million (after tax) related to the disposition of joint venture assets under the agreement between the Company and Hugo Neu for the termination of their joint ventures. Net income was also reduced by a charge of $11 million relating to a reserve taken by the Company for the estimated amount to settle the ongoing SEC and Department of Justice investigations into the Company's past payment practices in Asia. Excluding the gain from the disposition of joint venture assets and the charge for the investigation reserve, net income was $19 million, or $0.61 per diluted share.



     (in millions, except per-share data)      First   First   Fourth
                                               Quarter Quarter Quarter
                                                2006    2005    2005
                                               ------- ------- -------
Revenues                                       $  389   $ 199   $ 196
Net Income                                     $   42   $  43   $  34
Gain on Asset Disposition                      $   34      --      --
Charge for Investigation Reserve                ($ 11)     --      --
Net Income excluding Gain on Asset
 Disposition and Charge for Investigation
 Reserve                                       $   19   $  43   $  34
Diluted EPS excluding Gain on Asset
 Disposition and Charge for Investigation
 Reserve                                       $ 0.61   $1.38   $1.11



    "We are moving closer to completion of the investigation of past payment practices in Asia, and we continue to fully cooperate with the DOJ and the SEC," said John D. Carter, President and Chief Executive Officer. "While the DOJ and SEC investigations are not complete, we now believe the penalties and disgorgement which will be imposed by the DOJ and the SEC will be within a range of $11 million to $15 million. In the first fiscal quarter, the Company established a reserve totaling $11 million in connection with the amount of penalties and disgorgement we estimate will be imposed. We do not have a definitive time table for closing the investigation, and will provide an update when further information is available.
    "Schnitzer Steel began its 100th year of operation with another solid quarter. The positive long-term fundamentals supporting all our business segments remain intact. We are currently working though a number of short-term steps to integrate our newly acquired businesses and build a foundation for the future, and we continue to look to that future with great optimism.
    "During the first quarter, we completed several transactions that nearly doubled our revenues. We also continued on a major capital spending program to upgrade and replace infrastructure and equipment across the Company. The acquisitions and capital improvements are expected to provide long-term benefits, although we continue to expect they will result in some short-term disruption to our operations," said Carter.
    Commenting on the first quarter's results, Mr. Carter said, "Overall, the Metals Recycling Business was impacted by a number of short term factors that reduced sales volume and margins, and as a result, earnings did not reflect what we would consider a normalized state of operations. On the West Coast, sales volume was down significantly due to the timing of several shipments which slipped into the second quarter. On the East Coast, as we stated in our prior guidance, volume at our New England processing facilities was impacted by the scheduled shutdown of our Rhode Island shredder and low beginning inventory levels. Processing costs and margins in New England were also negatively impacted by the low volume of materials. In addition, overall selling prices for ferrous metal showed a modest decline from the fourth quarter as Asian export markets remained unsettled.
    "Our Steel Manufacturing Business had record quarterly earnings driven by continued strong West Coast demand for steel products. The Auto Parts Business had a solid quarter, reporting improved earnings over the fourth quarter, primarily due to an increase in retail and core sales at our Pick-N-Pull self-service stores."

    Metals Recycling Business

    The Metals Recycling segment, which includes the operations of businesses acquired during the first quarter, continued to benefit from strong worldwide fundamentals for scrap metal producers.



($ in millions, except selling prices;         First    First  Fourth
 volume in thousand long tons)                Quarter  Quarter Quarter
                                               2006 (1)  2005    2005
                                              --------- ------ -------
Revenues                                         $281    $145    $117
Ferrous Sales                                    $234    $127    $ 97
Ferrous Volumes                                   969     471     418
Avg Net Ferrous Sales Prices ($/LT)              $209    $236    $211
Operating Income                                 $ 16    $ 34    $ 22

(1) Includes the results of the operations acquired through the HNC separation and termination agreement and the acquisition of Regional Recycling as if they were acquired at the beginning of the fiscal year.



    Revenues from the Metals Recycling Business increased 95% over the first quarter of 2005. The increase was a result of sales volume from Regional Recycling and the operations acquired in the Hugo Neu joint venture separation, which added revenues of $168 million. The increased revenue was partially offset by a $24 million decline in revenue from the Company's previously owned West Coast processing facilities due to the timing of export shipments and lower average net selling prices.
    Although there continues to be good worldwide demand for scrap metal, export markets have been unsettled since the second half of 2005, and this condition continued into the first fiscal quarter of 2006.
    The Metals Recycling Business reported a decline in first quarter operating income of 55% over the prior year's first quarter as a result of lower sales volumes on the West Coast due to the timing of shipments, lower average net selling prices, and lower margins per ton on the materials sold. Domestic demand for scrap metal remained high, and as a result, purchase costs did not decline at the same rate as export sales prices, resulting in lower margins per ton sold.
    East Coast processing volumes were negatively impacted by a two-month shutdown of the Rhode Island shredder to install a new, more efficient, and environmentally friendly shredder motor as well as low beginning inventories at all the New England yards. Net East Coast sales prices, which reflected sales arranged prior to the closing of the Hugo Neu joint venture separation agreement, were lower than experienced in our West Coast and Southeastern metals recycling locations. The low volumes contributed to higher incremental processing costs, and combined with the cost of raw materials, led the East Coast operations to record a small loss for the quarter.
    In prior years, the Company's pro rata share of operating income from various joint ventures in the metals recycling business was reported under a Joint Ventures segment. As a result of the closing of the Hugo Neu separation agreement, the Joint Venture segment has been eliminated, and the results for the businesses acquired in this transaction have been consolidated into the Metals Recycling Business segment.
    As expected, the Regional Recycling business was profitable for the quarter.
    In addition to the installation of the new shredder motor in Rhode Island, work continued on the installation of mega-shredders at facilities in Portland and Oakland and an overall improvement in infrastructure at the Boston export facility.

    Auto Parts Business

    The Auto Parts Business continued to benefit from the additional self-service stores acquired in January 2005 and reflected the results of the GreenLeaf acquisition completed during the first quarter of fiscal 2006.


($ in millions, except locations)
                                               First    First   Fourth
                                              Quarter  Quarter Quarter
                                               2006 (1) 2005     2005
                                              -------- ------- -------
Revenues                                          $53     $23     $29
Operating Income                                  $ 8     $ 7     $ 7
Locations (end of quarter)                         49      26      30

(1) Includes the results of GreenLeaf Auto Recyclers as if it was acquired at the beginning of the fiscal year.



    Revenues for the Auto Parts Business increased 128% over the same period last year, primarily as a result of the four self-service stores acquired in January 2005 and the GreenLeaf acquisition. Operating income increased 19%, reflecting the impact of higher retail sales from the additional self-service stores, offset by higher purchase costs for inventory.
    During the quarter, the operations acquired in the GreenLeaf transaction recorded a slight loss as the Company began the process of implementing its integration strategy.

    Steel Manufacturing Business

    The Steel Manufacturing Business had another record quarter for operating income as it continued to benefit from a strong West Coast market for steel products.



($ in millions, except selling prices; volume   First   First  Fourth
 in thousand tons)                             Quarter Quarter Quarter
                                                2006    2005    2005
                                               ------- ------- -------
Revenues                                         $ 89    $ 70    $ 87
Avg Net Sales Prices ($/T)                       $517    $534    $493
Sales Volume                                      166     126     170
Operating Income                                 $ 16    $ 13    $ 11



    Revenues for the Steel Manufacturing Business rose 27%. A 31% increase in sales volumes offset a 3% decline in average price per ton from the record levels recorded in the first quarter of last year.
    Operating income was 26% higher than in the same period last year, primarily reflecting higher volumes, lower scrap costs and improved productivity. The steel mill continues to see the benefits from the new furnace installed last year, production incentives recently negotiated with the steelworkers union and other improvements in business practices.
    While average selling prices declined on a year over year basis, prices were up from the fourth quarter, reflecting price increases announced at the beginning of the first quarter as a result of strong West Coast demand for steel products, particularly rebar.

    Outlook

    The company said the factors that will affect its results in the second quarter of 2006 include:

    Metals Recycling Business:

    Pricing. The uncertainty in the Asian export markets that was experienced beginning in the second half of last year and into the first quarter is expected to continue through the second quarter. Domestic markets are expected to remain stronger than export markets. Sales orders completed in the early part of the second quarter would indicate an average net price per ton of between $185 and $195.
    Recent evidence of declines in scrap acquisition costs which are greater than the declines in export sales prices, suggests the potential for improved margins.
    The Russian and Baltic region trading business generally purchases inventory in advance of making sales, has a lower overall margin on sales than the domestic metals processing business and thus can be impacted by small changes in price between the time of purchase and sale. During the second quarter, the trading business is expected to sell inventory that is valued higher than current market prices. As a result, margins related to these sales are expected to be negative, absent strengthening of the market.
    Sales volumes. Ferrous scrap volumes in the domestic processing business are expected to rebound in the second quarter, primarily due to the timing of export shipments. For the second quarter, volumes shipped from our domestic yards should increase from approximately 660,000 tons in the first quarter to between 800,000 tons and 850,000 tons.
    Sales volumes in the Russian and Baltic Sea region trading business are expected to decline approximately 40% from the first quarter, to 169,000 tons. In addition to the impact of normal seasonal winter shipping conditions, lower market prices for scrap metal has significantly reduced the availability of processed material available for purchase from Russia and the Baltic Sea region.
    For the year, the Company expects sales volumes to be approximately 3.5 million tons in the domestic processing business and
1.0 million tons in the Russian and Baltic Sea region trading business.

    Auto Parts Business:

    Retail demand in the self-service Auto Parts Business is affected by seasonal changes, with inclement winter weather in the second quarter expected to depress customer traffic and result in lower revenues when compared with the first quarter. For the second quarter, margins are also expected to be affected by lower selling prices for scrapped cars and a higher cost basis of cars sold from existing inventory compared to the second quarter of 2005.
    The integration of the GreenLeaf operation is expected to result in the conversion of one full-service location to a self-service store toward the end of the second quarter. The GreenLeaf operation is expected to post a modest loss during the quarter.

    Steel Manufacturing Business:

    Pricing. West Coast consumption of finished steel long products continues to remain strong and the Company is seeing good demand for rebar and merchant bar. Based on current market conditions, the Company expects average prices for the second quarter to be slightly higher than both the first quarter of this year and the second quarter of last year. Higher prices on the West Coast relative to other markets could, however, result in an increase of foreign imports, putting downward pressure on pricing.
    Volumes. The Company typically sees a reduction in second quarter sales volumes due to the impact of winter weather on construction projects. However, this year customer inventories remain low and the Company expects demand to remain good through the quarter. As a result, second quarter sales volumes should be significantly higher than during the second quarter of 2005, but lower than the volumes in the first quarter of this year.

    Executive Appointments

    The Company announced today the appointment of Gregory J. Witherspoon as Chief Financial Officer. The appointment was the culmination of the search begun this past summer for the CFO position.
    Mr. Witherspoon became Schnitzer's Interim CFO August 23, 2005. Prior to joining Schnitzer, Mr. Witherspoon's financial management experience included financial management consulting services, with assignments as President of a chain of hotels and restaurants, as Interim President and Chief Financial Officer of an automobile lender, as Chief Financial Officer of Aames Financial Corp. and as a Certified Public Accountant with Deloitte & Touche.
    The Company also announced the appointment of Richard C. Josephson as General Counsel and Corporate Secretary. Mr. Josephson became acting General Counsel on November 3, 2005 and was previously a partner at Stoel Rives LLP.

    First Quarter 2006 Conference Call

    A conference call to discuss results will be held today, January 9, 2006, at 11:30 a.m. EDT, hosted by John Carter, Chief Executive Officer and Greg Witherspoon, Chief Financial Officer. The call will be webcast and is accessible on Schnitzer Steel's web site at www.schnitzersteel.com.

    A vertically integrated business, Schnitzer Steel Industries, Inc. is one of the nation's largest recyclers of ferrous metals with a significant presence on the U.S. West Coast, the Northeastern seaboard and the Southeast as well as a trading business that sources scrap and sells recycled metals products in foreign markets. The Company also owns and operates at approximately 50 used auto parts locations that participate in the self-service and full-service used auto parts business across the U.S. and in western Canada and is a manufacturer of finished steel with a production capacity of approximately 700,000 tons of finished steel annually. For more information about Schnitzer Steel Industries, Inc., visit www.schnitzersteel.com.

    This news release includes two non-GAAP financial measures, "net income excluding a gain on disposition of joint venture assets and charge for investigation reserve" and "earnings per diluted share excluding a gain on disposition of joint venture assets and charge for investigation reserve". Management believes that by excluding the impact of the gain and the charge for the investigation reserve, these measures allow for better comparisons to prior periods and provide a better insight into the Company's operating performance.

    This news release, particularly the "Outlook" section, contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding the Company's outlook for the business, and can be identified generally because they contain "expect," "believe," "anticipate," "estimate" and other words that convey a similar meaning. One can also identify these statements as statements that do not relate strictly to historical or current facts. Examples of factors affecting the Company that could cause actual results to differ materially from current expectations are the following: volatile supply and demand conditions affecting prices and volumes in the markets for both the Company's products and raw materials it purchases; world economic conditions; world political conditions; changes in federal and state income tax laws; impact of pending or new laws and regulations regarding imports and exports into the United States and other foreign countries; foreign currency fluctuations; competition; seasonality, including weather; energy supplies; freight rates; loss of key personnel; the inability to complete expected large scrap export shipments in the current quarter; consequences of the pending investigation by the Company's audit committee into past payment practices in Asia; business integration issues relating to acquisitions of businesses and the separation of the joint venture business described above; and business disruptions resulting from installation or replacement of major capital assets, as discussed in more detail under the heading "Factors That Could Affect Future Results" in the Company's most recent annual report on Form 10-K or quarterly report on Form 10-Q. One should understand that it is not possible to predict or identify all factors that could cause actual results to differ from the Company's forward-looking statements. Consequently, the reader should not consider any such list to be a complete statement of all potential risks or uncertainties. The Company does not assume any obligation to update any forward-looking statement.

    For more information about Schnitzer Steel Industries, Inc. go to www.schnitzersteel.com.




                   SCHNITZER STEEL INDUSTRIES, INC.
                         FINANCIAL HIGHLIGHTS
               (in thousands, except per share amounts)
                              (Unaudited)

                                           For the Three Months Ended
                                                  November 30,
                                           --------------------------
                                              2005 (1)        2004
                                            ----------     ---------
REVENUES:

Metals Recycling Business:
   Ferrous sales                             $233,960      $126,832
   Nonferrous sales                            45,759        15,654
   Other sales                                  1,677         2,046
                                             ---------     ---------
       Total Sales                            281,396       144,532

Auto Parts Business                            53,397        23,386
Steel Manufacturing Business                   89,156        70,022
Intercompany sales eliminations               (35,276)      (38,979)
                                             ---------     ---------
       Total                                 $388,673      $198,961
                                             =========     =========

INCOME FROM OPERATIONS:

Metals Recycling Business                    $ 15,575      $ 34,288
Auto Parts Business                             8,356         7,048
Steel Manufacturing Business                   16,070        12,760
Joint ventures                                  1,752        20,464
Corporate expense                             (19,499)       (3,591)
Intercompany eliminations                        (529)       (3,163)
Environmental matters (2)                           -          (500)
                                             ---------     ---------
       Total Operating Income                $ 21,725      $ 67,306
                                             =========     =========

NET INCOME                                   $ 41,530      $ 42,936
                                             =========     =========

BASIC EARNINGS PER SHARE                     $   1.36      $   1.41
                                             =========     =========

DILUTED EARNINGS PER SHARE                   $   1.34      $   1.38
                                             =========     =========

SHARE INFORMATION (THOUSANDS):
    Basic shares outstanding                   30,477        30,350
                                             =========     =========

    Diluted shares outstanding                 31,037        31,143
                                             =========     =========


(1) The Company elected to consolidate results of the businesses formed from the Hugo Neu Corporation (HNC) separation agreement as well as the Regional and GreenLeaf acquisitions as though the transactions had occurred at the beginning of the fiscal year. As a result, revenues increased and income from operations increased, which is offset by pre-acquisition interest.

(2) FY 2005 amounts relate to environmental matters primarily associated with the Hylebos Waterway project.





                   SCHNITZER STEEL INDUSTRIES, INC.
                   CONSOLIDATED STATEMENT OF INCOME
               (in thousands, except per share amounts)


                                       For the Three Months Ended
                                               November 30,
                                       ---------------------------
                                         2005 (1)          2004
                                       -----------       ---------
                                                (Unaudited)

Revenues                                 $388,673        $198,961
                                       -----------       ---------


Cost of goods sold                        326,710         139,752
Selling, general and administrative        41,990 (2)      11,867
Environmental matters                           -             500 (3)
                                       -----------       ---------

Income from wholly-owned operations        19,973          46,842

Operating income from joint ventures        1,752          20,464
                                       -----------       ---------

Operating income                           21,725          67,306

Other income (expense):
    Interest expense                         (981)           (284)
    Other income (expense)                 64,441 (4)(5)     (148)
                                       -----------       ---------

                                           63,460            (432)
                                       -----------       ---------

Income before income taxes and minority
 interests                                 85,185          66,874

Income tax provision                      (35,557)        (23,272)
                                       -----------       ---------

Income before minority interests           49,628          43,602

Minority interests, net of tax               (153)           (666)

Pre-acquisition interests, net of tax      (7,945)              -
                                       -----------       ---------
Net Income                               $ 41,530        $ 42,936
                                       ===========       =========

Net income per share - basic:            $   1.36        $   1.41
                                       ===========       =========

Net income per share - diluted:          $   1.34        $   1.38
                                       ===========       =========

(1) The Company elected to consolidate results of the businesses formed from the Hugo Neu Corporation (HNC) separation agreement as well as the Regional and GreenLeaf acquisitions (see Note 1 and 3) as though the transactions had occurred at the beginning of the fiscal year. As a result, revenues increased and income from operations increased, which is offset by pre-acquisition interests.

(2) Includes a charge of $11.0 million related to reserve for contingencies. (see Note 4)

(3) Fiscal 2005 amounts relate to environmental matters primarily associated with the Hylebos Waterway project.

(4) Other Income includes a $9.1 million gain related to debt extinguishment associated with the GreenLeaf acquisition which is appropriately eliminated by pre-acquisition interests.

(5) Includes a gain on disposition of joint ventures of $54.6 million.




                   Schnitzer Steel Industries, Inc.
                     Selected Operating Statistics
                              (Unaudited)



                                          Q1 FY06   Q1 FY05   Q2 FY05
                                         --------- --------- ---------
Metals Recycling Business
      Ferrous Recycled Metal Sales Prices
       ($/LT)(1)
          Domestic                       $    207  $    221  $    220
          International                  $    209  $    245  $    247
          Average                        $    209  $    236  $    240

      Ferrous Domestic Sales Volume
       (LT)(2)(3)
         Processed                        266,871   133,687    98,900
         Brokered                          31,338    42,276    20,573
                                          --------  ------------------
           Total                          298,209   175,963   119,473
                                          --------  ------------------

      Ferrous International Sales Volume
       (LT)(3)
          Processed                       363,772   294,900   356,607
          Trading                         306,716
                                          --------  ------------------
            Total                         670,488   294,900   356,607
                                          --------  ------------------

                                          --------  ------------------
      Total Ferrous Sales Volume
       (LT)(2)(3)                         968,697   470,863   476,080
                                          ========  ==================

      Ferrous Volumes Sold to Steel
       Manufacturing Business             154,096   159,463   110,033
                                          ========  ==================

      Nonferrous Sales Volume (pounds, in
       thousands)(3)                       68,614    29,368    30,932


Steel Manufacturing Business
      Sales Prices ($/NT)(1)(2)
          Average                        $    517  $    534  $    517

      Sales Volume (NT)
          Rebar                            98,101    55,956    62,302
          Coiled Products                  48,716    56,679    50,391
          Merchant Bar and Other           19,241    13,703    11,957
                                          --------  ------------------
            Total                         166,058   126,338   124,650
                                          ========  ==================

Auto Parts Business
      Number of self-service locations at
       end of quarter                          30        26        30
      Number of full-service sites at end
       of quarter (4)                          19         -         -



                                          Q3 FY05  Q4 FY05     FY05
                                         --------- -------- ----------
Metals Recycling Business
      Ferrous Recycled Metal Sales Prices
       ($/LT)(1)
         Domestic                        $    222 $    206 $      217
         International                   $    237 $    216 $      238
         Average                         $    231 $    211 $      230

      Ferrous Domestic Sales Volume
       (LT)(2)(3)
        Processed                         163,254  147,291    543,132
        Brokered                           43,208   40,963    147,020
                                         -----------------------------
          Total                           206,462  188,254    690,152
                                         -----------------------------

      Ferrous International Sales Volume
       (LT)(3)
         Processed                        293,746  229,921  1,175,174
         Trading
                                         -----------------------------
           Total                          293,746  229,921  1,175,174
                                         -----------------------------

                                         -----------------------------
      Total Ferrous Sales Volume
       (LT)(2)(3)                         500,208  418,175  1,865,326
                                         =============================

      Ferrous Volumes Sold to Steel
       Manufacturing Business             189,559  166,268    625,323
                                         =============================

      Nonferrous Sales Volume (pounds, in
       thousands)(3)                       33,602   31,843    125,745


Steel Manufacturing Business
      Sales Prices ($/NT)(1)(2)
         Average                         $    510 $    493 $      512

      Sales Volume (NT)
         Rebar                            103,973   93,331    315,562
         Coiled Products                   51,579   57,306    215,955
         Merchant Bar and Other            16,349   19,161     61,170
                                         -----------------------------
           Total                          171,901  169,798    592,687
                                         =============================

Auto Parts Business
      Number of self-service locations at
       end of quarter                          30       30         NA
      Number of full-service sites at end
       of quarter (4)                           -        -         NA


(1) Price information is shown after a reduction for the cost of freight incurred to deliver the product to the customer.

(2) Includes sales to the Steel Manufacturing Business for all quarters.

(3) The Company elected to consolidate results of the businesses formed from the Hugo Neu Corporation separation agreement and Regional Recycling as though the transactions had occurred at the beginning of the fiscal year. As a result, ferrous volume increased on a proforma basis by 220,000 tons and nonferrous volume increased by 24,000 pounds.

(4) Reflects the addition of GreenLeaf Auto Recyclers to the Auto
    Parts Business in the first quarter of 2006.





    CONTACT: Schnitzer Steel Industries, Inc.
             Rob Stone, 503-224-9900 (Investor Relations)
             Tom Zelenka, 503-323-2821 (Press Relations) www.schnitzersteel.com ir@schn.com